EX-99.906CERT	Exhibit (a)(2)
Certification Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
The undersigned officers of Lincoln National Variable Annuity Fund A (the “Fund”) certify that:
1.	The N-CSR of the Fund (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Fund.
Dated: August 27, 2009

/s/Kelly D. Clevenger
Kelly D. Clevenger
Chairman and President

/s/William P. Flory, Jr.
William P. Flory, Jr.
Chief Accounting Officer

A signed original of this written statement required by Section 906 has been provided to the Fund and will be retained by the Fund and furnished to the Securities and Exchange Commission or its staff upon request.